Exhibit 99.1

PRESS RELEASE

COMPANY CONTACTS:	Carl Mostert, CEO John Low, CFO	Ken Sgro CEOcast, Inc. for Spescom
	(858) 625-3000	(212) 732-4300x224

SPESCOM APPOINTS NEW BOARD MEMBER

SAN DIEGO, CA, April 21, 2004 – Spescom Software Inc (OTC BB: SPCO), a leading provider of content and configuration management solutions today announced the appointment of Michael Silverman to the board of the company effective April 15, 2004.

Mr. Silverman is a Chartered Accountant and has an M.B.A. from Stanford University. He has had extensive experience in the software industry and is currently the chairman of Island Pacific (AMEX: IPI), a software company. He founded Advanced Remote Communication Solutions, Inc. (formerly known as Boatracs, Inc.) in 1990. He served as its Chairman until May 2002, and as Chief Executive Officer and President until October 1997, and again from November 1999 to May 2002. Mr. Silverman previously was the Chairman and Chief Executive Officer of the Sussex Group of Companies, which included Huffman-Koos, Barker Bros., and Colby’s.

“We are very pleased to have a person of Michael’s caliber joining our board as an independent director, commented Carl Mostert, CEO of Spescom Software.  “We have made significant progress in the rebuilding of the company, which included a complete internal restructuring and new market focus during 2002, the deployment of a new product platform as well as the restructuring of our balance sheet at the end of our 2003 fiscal year. Michael recognizes that we are poised to move ahead and grow the company. He will be an asset to the company with his extensive business experience with software companies, as we embark on the next phase of our development.”

About Spescom Software

Spescom Software delivers information management solutions that capture, manage and control all enterprise content in context to the assets, products and processes that it relates to, resulting in improved customer satisfaction, productivity and safety. It achieves this through a tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability, that enables the identification of all critical enterprise information, the effective management of change and other business processes and the maintaining of records to ensure regulatory compliance.

Key customers include Constellation Energy, Continental Express, AmerenUE, City of Dayton, Lloyds Register of Shipping, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail, and many others.

About Spescom eB

eB® is a registered trademark of Spescom Software Inc. eB comprises an extensive set of software components that together form the foundation for an extremely flexible and powerful information management platform.  eB’s components include: content/document management; requirements management; records management; item management; change management; configuration management and workflow.  These components are tightly integrated with leading CAD, GIS, office and email applications to capture, store and view information.  The full functionality of eB is available via a set of API’s that enable the rapid definition and deployment of customer specific solutions and integration with other line-of-business applications including ERP, EAM, SCM and project management products.

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.